Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Phillip 66

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.01 par value per share	457(c) and 457(h)	26,765,511 (2)	$90.185 (3)	$2,413,847,610	0.0000927	$223,764

Total Offering Amounts					$2,413,847,610		$223,764

Total Fee Offsets							—

Net Fee Due							$223,764

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock, par value $0.01 per share (“Common Stock”), of Phillips 66 (the “Company”) that become issuable under the Company’s 2022 Omnibus Stock and Performance Incentive Plan (the “2022 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)

Represents the following shares of Common Stock available for future issuance: (i) 14,995,410 shares of Common Stock initially reserved for issuance under the 2022 Plan and (ii) an additional 11,770,101 shares of Common Stock remaining available for issuance in satisfaction of outstanding stock-based awards.

(3)

Pursuant to 457(c) and 457(h) under the Securities Act, the proposed maximum offering price per share is estimated solely for the purpose of calculating the registration fee and is based upon the average of the high and low prices of the Company’s Common Stock as reported on the NYSE on May 10, 2022.